Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CAPSTONE TURBINE CORPORATION

Capstone Turbine Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Act”), DOES HEREBY CERTIFY THAT:

1.	Article I of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“The name of the Corporation is Capstone Green Energy Corporation (the “Corporation”).”

2.	The aforementioned amendment was duly adopted by the unanimous written consent of the Board of Directors of the Corporation in accordance with the provisions of Section 141(f) of the Act.
3.	The aforementioned amendment was duly adopted in accordance with the applicable provisions of Section 242 of the Act.
4.	This Certificate of Amendment shall be effective as of 12:01 a.m. ET on April 22, 2021.

IN WITNESS WHEREOF, said Capstone Turbine Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation, this 21st day of April, 2021.

CAPSTONE TURBINE CORPORATION

By:  /s/ Darren R. Jamison

Name:Darren R. Jamison

Title:President and Chief Executive Officer